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                                                                    Exhibit 99.K

                                    EXHIBIT K

                           Loan and Security Agreement
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                                                               EXECUTION VERSION

                           LOAN AND SECURITY AGREEMENT

            LOAN AND SECURITY AGREEMENT (this "AGREEMENT"), dated as of January 4, 2001, between Salomon Brothers International Limited, a company incorporated under the laws of England and Wales ("BORROWER"), and Banco Santander Central Hispano S.A., a company incorporated under the laws of Spain, acting through its London branch ("LENDER").

            WHEREAS, Borrower wishes to borrow from Lender, and Lender is willing to lend to Borrower, an amount up to the Initial Loan Amount (as defined below), on the terms and subject to the conditions hereof; and

            WHEREAS, to secure its obligations to Lender hereunder, Borrower intends to pledge certain shares of the Underlying Equity (as defined below) and/or other assets to Lender.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1. DEFINITIONS.

            (a) The following terms, as used herein, shall have the indicated meanings:

             "BUSINESS DAY" means a day which is a New York Business Day, a London Banking Day and a Custodial Business Day.

            "CALCULATION AGENT" means Lender.

            "COLLATERAL" means all Eligible Collateral, distributions, dividends or income thereon and any proceeds thereof transferred to or otherwise received by Lender pursuant to this Agreement and not returned to Borrower hereunder.

            "CONTROL" has the meaning set forth in Section 8-106 or 9-115(1)(e) of the UCC.

            "CUSTODIAL BUSINESS DAY" means a day which is a "Business Day" under the Custodial Undertaking.

            "CUSTODIAL UNDERTAKING" means the Custodial Undertaking, dated as of January 4, 2001, among Borrower, Lender and Custodian.

            "CUSTODIAN" means The Bank of New York, as custodian under the Custodial Undertaking, and any successor custodian thereto.

            "CROWN CASTLE" means Crown Castle International Corp., a Delaware corporation.

            "DEBT" means, with respect to any person, without duplication, (x) all of such person's obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments and (iii) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and (y) all Debt of others secured by an Encumbrance on an asset of such person, whether or not such Debt is assumed by such person.

            "DELIVERY AMOUNT" has the meaning set forth in Section 7(d).
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            "DESIGNATED MATURITY" means (i) with respect to an Interest Period for which interest is based on LIBOR, one, two, three or six months as determined pursuant to Section 5(a) (or in the case of the first Interest Period, if interest for such period is based on LIBOR, such period), and (ii) with respect to a Breakage Period, such period.

            "DISBURSEMENT DATE" means January 8, 2001, or such other date as the parties may agree.

            "DISPOSITION AGREEMENT" means the Disposition Agreement, dated as of May 17, 2000, between Crown Castle, Crown Castle UK Holdings Limited, France Telecom S.A., Telediffusion de France International S.A., Transmission Future Networks B.V. and Borrower, as amended and supplemented on June 5, 2000, and July 5, 2000, and from time to time.

            "ELIGIBLE COLLATERAL" means (i) shares of the Underlying Equity,
(ii) U.S. Dollar cash, (iii) negotiable debt securities issued by the United States Treasury Department, and (iv) negotiable debt securities of issuers (A) with a rating as of the date of transfer of at least BBB- by Standard & Poor's Ratings Services and at least Baa3 by Moody's Investors Service, Inc. and (B) which securities are, as of the date of transfer, registered securities traded on a U.S. national securities exchange or in the over-the-counter market and freely tradable under the U.S. Securities Act of 1933, as amended.

            "ENCUMBRANCE" means any pledge, hypothecation, assignment, lien, restriction, charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

            "EVENT OF DEFAULT" has the meaning set forth in Section 10(a).

            "FEDERAL FUNDS RATE" means, for any date of determination, the rate per annum equal to (i) the opening overnight federal funds rate quoted by Prebon Yamane (U.S.A.) Inc. for such date or, if such date is not a New York Business Day, for the next preceding New York Business Day, or (ii) if such rate is not so published for any date that is a New York Business Day, the average of the quotations for such date for opening federal funds transactions received by the Calculation Agent from three federal funds brokers of recognized standing selected by the Calculation Agent.

            "GUARANTEE" means the Guarantee, dated as of the date hereof, executed by the Guarantor in favor of Lender with respect to Borrower's obligations hereunder.

            "GUARANTOR" means Salomon Smith Barney Holdings Inc., a New York corporation.

            "INDEMNIFIABLE TAX" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement).

            "INDEMNITEES" has the meaning set forth in Section 13.

            "INITIAL LOAN AMOUNT" means $175,000,000 or such lesser amount specified by the Borrower on or prior to the Disbursement Date.


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            "INTEREST PAYMENT DATE" means the last New York Business Day of each
Interest Period.

            "INTEREST PERIOD" means (i) if the Interest Rate for such period is the Federal Funds Rate or LIBOR with a Designated Maturity of one month, the one calendar month period commencing on and including the calendar day following the last calendar day of the immediately preceding Interest Period or (ii) if the Interest Rate for such period is LIBOR with a Designated Maturity of two months, three months or six months, the two, three, or six calendar month period, as the case may be, commencing on and including the calendar day following the last calendar day of the immediately preceding Interest Period; PROVIDED that, in the case of either (i) or (ii), the initial Interest Period shall commence on and include the Disbursement Date and end on and include the last calendar day of the month in which the Disbursement Date occurs, and the final Interest Period shall end on but exclude the Maturity Date.

            "INTEREST RATE" means, for any date of determination in an Interest Period, (i) if interest for such Interest Period is based on the Federal Funds Rate, the applicable Federal Funds Rate for such date PLUS 30 basis points per annum, or (ii) if interest for such Interest Period is based on LIBOR, LIBOR for such Interest Period PLUS 25 basis points per annum.

            "LIBOR" means, for any Interest Period, the rate per annum for U.S. Dollar LIBOR for the applicable Designated Maturity which appears on the Telerate Page 3750 (or any successor to such page) as of 11:00 a.m., London time, on the applicable LIBOR Reset Date; PROVIDED that if a rate for such Designated Maturity does not appear on such page, the rate will be determined by the Calculation Agent by interpolating linearly in accordance with market practice (and rounding to the nearest hundred-thousandth of a percentage point) between LIBOR for the nearest shorter and nearest longer maturities which appear on such page, in each case on the applicable LIBOR Reset Date. If such rate is not available on the Telerate Page 3750 (or such successor page), the rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London interbank market selected by the Calculation Agent (the "REFERENCE BANKS") at approximately 11:00 a.m., London time, on the applicable LIBOR Reset Date to prime banks in the London interbank market for such Designated Maturity commencing at the start of such period and in an amount that is representative for a single transaction in the London interbank market at that time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that period will be the arithmetic mean of the quotations (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point). If fewer than two quotations are provided as requested, the rate for that period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York time, on the applicable LIBOR Reset Date to leading European banks for such Designated Maturity commencing at the start of such period and in an amount that is representative for a single transaction in the New York interbank market at that time.

            "LIBOR RESET DATE" means, for any Interest Period, the second London Banking Day prior to the start of such period.

            "LONDON BANKING DAY" means a day (other than a Saturday or Sunday) on which commercial banks generally are open for business in London, England.

            "LOAN" means the loan made by Lender to Borrower hereunder.

            "MARKET VALUE" means, with respect to any Eligible Collateral or Collateral, as of any date of determination, (i) in the case of U.S. Dollar cash, the amount thereof, and (ii) otherwise, the bid price thereof as of the close of trading on the immediately preceding Custodial Business Day.


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            "MATURITY DATE" means the earlier of (i) the Scheduled Maturity Date and (ii) the date the Outstanding Principal Amount is reduced to zero.

            "MINIMUM TRANSFER AMOUNT" means (i) with respect to transfers by Lender, $5 million, and (ii) with respect to transfers by Borrower, $5 million.

            "NEW YORK BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks generally are open for business in New York, New York.

            "OBLIGATIONS" has the meaning set forth in Section 7(a).

            "OUTSTANDING PRINCIPAL AMOUNT" means, as of any date of determination, the Initial Loan Amount MINUS the amount of all repayments of principal hereunder on or prior to such date pursuant to Section 4.

            "PLEDGED SHARES" means any Collateral that is in the form of shares of the Underlying Equity from time to time.

            "PREPAYMENT AMOUNT" has the meaning set forth in Section 4(b).

            "PREPAYMENT DATE" has the meaning set forth in Section 4(b).

            "REQUIRED COLLATERAL AMOUNT" means, as of any date of determination, 200% MULTIPLIED BY the Outstanding Principal Amount as of such date.

            "RETURN AMOUNT" has the meaning set forth in Section 7(e).

            "SCHEDULED MATURITY DATE" means the date that is two years following the Disbursement Date (or, if such date is not a Business Day, the next following Business Day).

            "SUBSTITUTE COLLATERAL" has the meaning set forth in Section 7(n).

            "TAXES" has the meaning set forth in Section 6(c).

            "UCC" means the Uniform Commercial Code as in effect in the State of New York.

            "UNDERLYING EQUITY" means the common stock, par value $0.01 per share, of Crown Castle; PROVIDED that if any new or different security shall be exchanged for the Underlying Equity by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become the Underlying Equity, in substitution for the Underlying Equity for which such exchange is made.

            "UNDERLYING EQUITY RESTRICTIONS" has the meaning set forth in
Section 7(m).

            "U.S. DOLLARS" or "$" means the lawful currency of the United States of America.

            (b) Definitions contained herein apply equally to the singular and plural forms of the defined terms. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references to Sections and subsections are to Sections and subsections of this Agreement unless otherwise specified. The section titles in this Agreement are included as a matter of convenience only and shall not affect the interpretation of this Agreement.


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            2. LOAN; DISBURSEMENT.

            On the terms and subject to the conditions hereof, Lender shall, on the Disbursement Date, make the Loan to Borrower in an amount equal to the Initial Loan Amount by payment of such amount to Borrower in immediately available funds to the account designated by Borrower. The Borrower shall not be entitled under this Agreement to reborrow amounts repaid pursuant to Section 4, and there shall be only one Disbursement Date in respect of the Loan. Lender shall record in its books and records the Outstanding Principal Amount of the Loan from time to time, and such record of the Outstanding Principal Amount shall constitute prima facie evidence of the Outstanding Principal Amount. Lender shall inform Borrower, upon request, of the Outstanding Principal Amount of the Loan as of the date of such request.

            3. CONDITIONS PRECEDENT.

            Notwithstanding anything to the contrary herein, Lender shall not be obligated to make the Loan to Borrower unless the following conditions precedent are satisfied or waived by Lender:

            (i) Guarantor has executed and delivered the Guarantee in form and substance acceptable to the Lender;

            (ii) Borrower, Lender and Custodian have executed and delivered the Custodial Undertaking;

            (iii) Borrower has transferred the initial Eligible Collateral to the Custodian pursuant to Section 7(b);

            (iv) Crown Castle has consented to the selection of Lender as a "Permitted Transferee" under the Disposition Agreement;

            (v) the representations and warranties of Borrower set forth in
Section 8 are true and correct in all material respects as of the Disbursement Date;

            (vi) no Event of Default has occurred and is continuing as of the Disbursement Date; and

            (vii) Borrower has delivered any other document or certificate that Lender may reasonably request.

            4. REPAYMENT.

            (a) Borrower shall repay to Lender in full the Outstanding Principal Amount of the Loan on the Scheduled Maturity Date.

            (b) Notwithstanding subsection (a), Borrower shall be entitled on any Business Day to prepay, without premium or penalty except as provided in
Section 5(c), the Outstanding Principal Amount of the Loan in whole or in part on notice to Lender no later than 5:00 p.m., New York time on the Business Day preceding the date of such prepayment (the "PREPAYMENT DATE") specifying the amount of such prepayment (the "PREPAYMENT AMOUNT"). On the Prepayment Date, the Outstanding Principal Amount of the Loan will be reduced by the applicable Prepayment Amount, and interest will cease to accrue on such Prepayment Amount. The Borrower shall not be entitled under this Agreement to reborrow amounts repaid pursuant to this Section 4(b).


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            5. INTEREST.

            (a) Borrower shall be entitled to elect, no later than 11:00 a.m., London time, on the second London Banking Day prior to the start of each Interest Period (or, in the case of the first Interest Period, on the Disbursement Date), whether interest for such Interest Period shall be determined on the basis of (i) the Federal Funds Rate or (ii) LIBOR and, in the case of (ii), whether the Designated Maturity for such Interest Period shall be one, two, three or six months. If Borrower does not so elect, it will be deemed to have elected that the Federal Funds Rate shall apply to such Interest Period.

            (b) (i) On each Interest Payment Date, Borrower shall pay to Lender interest on the Loan for the related Interest Period in an amount equal to the aggregate, for each day in such Interest Period, of the product of (x) the Outstanding Principal Amount as of the end of such Interest Period, (y) the Interest Rate for such day, and (z) 1/360.

                  (ii) On each Prepayment Date, Borrower shall pay to Lender interest with respect to the Prepayment Amount in an amount equal to the aggregate, for each day in the period from and including the first day of the Interest Period in which the Prepayment Date occurs to but excluding such Prepayment Date, of the product of (x) the Prepayment Amount, (y) the Interest Rate for such day (determined as for the Interest Period in which the Prepayment Date occurs), and (z) 1/360.

            (c) If a Prepayment Date occurs on a date that is not the last day of an Interest Period, and interest for the Interest Period in which the Prepayment Date occurs is determined on the basis of LIBOR, then, upon written notice from Lender to Borrower, Borrower shall, within three Business Days of its receipt thereof, pay to Lender such amount as will reimburse Lender for its reasonable losses or expenses in respect of funding breakage costs (other than loss of anticipated profits) as a result of the prepayment on such Prepayment Date.

            (d) If any amount payable by Borrower hereunder is not paid when due, interest shall accrue thereon, without duplication of other amounts payable hereunder and to the extent permitted by applicable law, on a daily basis, during the period from and including the due date to but excluding the date of actual payment, at a rate equal to the applicable Interest Rate plus 2% per annum. Such interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

            6. PAYMENTS.

            (a) All payments made by Borrower hereunder shall be made in U.S. Dollars in immediately available funds to the account or accounts of Lender specified in writing to Borrower from time to time for such purpose.

            (b) So long as no Event of Default has occurred and is continuing, any payment by Borrower in respect of this Agreement shall be applied to amounts then due and payable as determined by Lender. If an Event of Default has occurred and is continuing, payments received from the Borrower in respect of this Agreement shall be applied to amounts then due and payable in the following order: (i) to interest amounts due and owing with respect to the Loan, (ii) to the Outstanding Principal Amount of the Loan and (iii) to all other obligations to the extent payable hereunder.

            (c) (i) Each payment by Borrower hereunder shall be made without any deduction or withholding for or on account of any taxes, levies, imposts, duties, charges, assessments or fees of any nature imposed by any governmental revenue authority ("TAXES"), unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If Borrower is so required to deduct or withhold, then Borrower will:


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

                  (A) promptly notify Lender of such requirement;

                  (B) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by Borrower to Lender under this Section 6(c)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Lender;

                  (C) promptly forward to Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to Lender, evidencing such payment to such authorities; and

                  (D) if such Tax is an Indemnifiable Tax, pay to Lender, in addition to the payment to which Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Lender (free and clear of Indemnifiable Taxes, whether assessed against Borrower or Lender) will equal the full amount Lender would have received had no such deduction or withholding been required. However, Borrower will not be required to pay any additional amount to Lender to the extent that it would not be required to be paid but for the failure by Lender to comply with or perform its obligations under subsection (d) below.

                  (ii) If:

                  (A) Borrower is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which Borrower would not be required to pay an additional amount to Lender under Section 6(c)(i)(D);

                  (B) Borrower does not so deduct or withhold; and

                  (C) a liability resulting from such Tax is assessed directly against Borrower,

                  then, except to the extent Lender has satisfied or then satisfies the liability resulting from such Tax, Lender will promptly pay to Borrower the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Lender has failed to comply with or perform its obligations under subsection (d) below).

            (d) Lender agrees that until the Maturity Date, it will, upon reasonable demand by Borrower, deliver to Borrower or Guarantor, or to such government or taxing authority as Borrower reasonably directs, any form or document that may be required or reasonably requested in writing in order to allow Borrower or Guarantor to make a payment under or with respect to this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of Lender), with any such form or document to be accurate and completed in a manner reasonably satisfactory to Borrower and to be executed and to be delivered with any reasonably required certification as soon as reasonably practicable following such demand.

            7. SECURITY.

            (a) As security for Borrower's obligations to Lender under this Agreement now or hereafter arising (the "OBLIGATIONS"), Borrower hereby pledges to Lender, and grants to Lender a first


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priority continuing security interest in, lien on and right of setoff against all Collateral transferred to or otherwise received by Lender hereunder or the Custodian on behalf of Lender. Upon the return by or on behalf of Lender to Borrower of any such Collateral, the security interest and lien granted hereunder on such Collateral will be released immediately and, to the extent possible, without further action by Lender or Borrower.

            (b) On or prior to the Disbursement Date, Borrower shall transfer to Lender Eligible Collateral with a Market Value as of the Disbursement Date equal to the Required Collateral Amount (calculated assuming the disbursement of the Initial Loan Amount).

            (c) On each Prepayment Date, against payment of the applicable Prepayment Amount, together with interest due thereon pursuant to Section 5(b)(ii), and provided that no Event of Default shall have occurred and be continuing, Lender shall transfer to Borrower Collateral specified by Borrower having a Market Value as of such date as close as practicable to 200% MULTIPLIED BY such Prepayment Amount.

            (d) If, on any Custodial Business Day other than a Prepayment Date, the Required Collateral Amount exceeds the Market Value of the Collateral, Borrower shall, upon demand by Lender, subject to subsection (i) below, transfer to Lender Eligible Collateral having a Market Value as of the date of transfer at least equal to the amount of such excess (a "DELIVERY AMOUNT").

            (e) If, on any Custodial Business Day other than a Prepayment Date, the Market Value of the Collateral exceeds the Required Collateral Amount, Lender shall, upon demand by Borrower, subject to subsection (i) below, transfer to Borrower Collateral specified by Borrower having a Market Value as of the date of transfer as close as practicable to the amount of such excess (a "RETURN AMOUNT").

            (f) The transfer of Eligible Collateral or Collateral pursuant to subsections (d) and (e) shall occur no later than 5:00 p.m., New York time, on the date of demand, if demand is made by noon, New York time, on such day, or, if demand is made thereafter, by 5:00 p.m., New York time, on the Custodial Business Day next following the date of demand.

            (g) All Collateral hereunder shall be held by the Custodian, as agent for Lender, pursuant to the Custodial Undertaking. All transfers of Eligible Collateral or Collateral required to be made to or by Lender, as appropriate, hereunder shall be made to or by the Custodian under the Custodial Undertaking, unless the parties otherwise agree. Borrower acknowledges that Lender shall have no responsibility or liability to Borrower for Custodian's failure to promptly and properly discharge Lender's obligation to transfer Collateral hereunder.

            (h) Transfer of Eligible Collateral or Collateral shall be made (i) in the case of U.S. dollars, by wire transfer of immediately available funds to an account of the recipient specified in writing prior to such transfer, (ii) in the case of shares of the Underlying Equity, by delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient, and
(iii) in the case of other securities, by book-entry to an account specified by the recipient in writing prior to such transfer, or in such other manner as agreed by the parties.

            (i) Notwithstanding subsections (d) or (e), neither party shall be obligated to transfer a Delivery Amount or a Return Amount unless such amount exceeds the transferor's Minimum Transfer Amount.

            (j) Lender shall exercise reasonable care to assure the safe custody of all Collateral to the extent required by applicable law. Lender shall be deemed to have exercised reasonable care if it exercises at least the same care as it would exercise with respect to its own property. Except as provided in the preceding two sentences, Lender has no duty as to the collection or protection of the Collateral nor as to the preservation of rights against prior parties or otherwise pertaining to the Collateral. The powers conferred on the Lender hereunder are solely to protect its interests in the Collateral and do not impose on the Lender a duty to exercise these powers. Lender shall only be accountable for the amounts it receives from the exercise of such powers and shall not be liable to Borrower for any act or failure to act, except as otherwise provided in this subsection (j)

            (k) If Lender receives income, dividends or other distributions with respect to any Collateral, it will transfer such income, dividends or distributions to Borrower in the form received promptly upon receipt, but in no event later than 5:00 p.m., New York time, on the Business Day following the day of receipt, to the extent that a Delivery Amount would not be created or increased by such transfer. Lender shall direct the Custodian to transfer to Borrower any such income, dividends or distributions with respect to any Collateral received by the Custodian pursuant to the Custodial Undertaking.

            (l) Notwithstanding anything to the contrary herein, except as provided in, and subject to the conditions of, Section 10(d), Lender shall not be entitled to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of any Collateral.

            (m) The parties agree that Lender shall have no right to vote or give any consent with respect to any Pledged Shares. Lender hereby acknowledges and agrees that all Pledged Shares shall be subject to the restrictions set forth in Section 4.02 of the Disposition Agreement (the "UNDERLYING EQUITY RESTRICTIONS") that are in effect from time to time, and Lender agrees that it will comply with such restrictions as a "Permitted Transferee" under the Disposition Agreement, including following any Event of Default hereunder. Crown Castle shall be a third party beneficiary of Lender's agreement in the preceding sentence.

            (n) On any Custodial Business Day, upon notice to Lender specifying the items of Collateral to be exchanged, Borrower may transfer to Lender substitute Eligible Collateral ("SUBSTITUTE COLLATERAL"), and Lender shall transfer to Borrower the items of Collateral specified by Borrower in its notice upon receipt of the Substitute Collateral; PROVIDED that Lender will only be required to transfer Collateral with a Market Value as of the date of transfer equal to the Market Value as of such date of the Substitute Collateral; and PROVIDED, FURTHER, that no Event of Default shall have occurred and be continuing.

            (o) When no amounts are or thereafter may become payable by Borrower under this Agreement, Lender shall return to Borrower all Collateral.

            8. REPRESENTATIONS AND WARRANTIES.

            (a) Borrower hereby represents and warrants to Lender as of the Disbursement Date that:

            (i) Borrower is duly organized and is validly existing as a company incorporated under the laws of England and Wales, with full power and authority to conduct its business and perform its obligations under this Agreement;


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

            (ii) The execution and delivery of this Agreement have been duly authorized by all necessary corporate or other action by Borrower, and this Agreement has been duly executed and delivered by Borrower and constitutes the valid, binding and enforceable agreement of Borrower, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity;

            (iii) the execution, delivery and performance by Borrower of this Agreement do not conflict with, constitute a violation or breach of or constitute a default or give rise to any right of termination or acceleration of any right or obligation of Borrower under (A) any judgment, law, statute, rule or governmental regulation applicable to Borrower, (B) the constituent documents of Borrower or (C) any contract, lease, agreement, indenture or other instrument to which Borrower is a party or which is binding upon Borrower, except in any such case where such violation, breach, default or right of termination or acceleration does not and will not have a material adverse effect on Borrower's ability to perform its obligations hereunder; and

            (iv) there is no action, suit or proceeding pending or threatened against Borrower before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would have a material adverse effect on the ability of Borrower to perform any of its obligations under this Agreement.

            (b) Borrower represents and warrants to Lender, on each day on which Borrower transfers Eligible Collateral to Lender, that (i) it owns or otherwise has the right to transfer such Eligible Collateral free and clear of, and such transfer will not create, any Encumbrance thereon (other than the Encumbrance created by this Agreement and, in the case of shares of the Underlying Equity, the Underlying Equity Restrictions) and (ii) upon such transfer, Lender will have a first priority perfected security interest therein.

            9. COVENANTS.

            (a) Borrower shall comply in all material respects with all applicable laws and regulations to which it may be subject if failure to so comply would materially impair its ability to perform its obligations under this Agreement.

            (b) Borrower shall provide to Lender written notice of the occurrence of any Event of Default or event which, with the giving of notice or the lapse of time or both, would be an Event of Default promptly upon Borrower's obtaining actual knowledge thereof, which notice shall specify (i) the nature and extent thereof, and (ii) the action the Borrower intends to take to cure such Event of Default (if such default is susceptible to being cured).

            (c) Borrower shall not permit to exist any lien, charge or encumbrance with respect to the Collateral (other than the lien created hereby and, in the case of shares of the Underlying Equity, the Underlying Equity Restrictions) and shall take any and all action necessary to discharge any such lien, charge or encumbrance.

            (d) Borrower shall preserve and protect Lender's first priority security interest in the Collateral. Upon Lender's request, Borrower shall take or arrange for the taking of all steps necessary to preserve, protect or perfect Lender's first priority security interest, including taking such actions so as to ensure that Lender has Control of the Collateral. Such actions shall include the prompt execution and delivery by Borrower of all such documents, stock powers, assignments, financing and continuation statements and other instruments or documents as may be reasonably requested by Lender.

            (e) Borrower from to time shall promptly furnish or cause to be furnished to Lender any information which Lender may reasonably request concerning the Collateral.

            (f) Borrower hereby assumes full responsibility for taking any and all necessary steps to preserve all rights with respect to the Collateral against prior parties and adverse claims, including against persons (other than Lender) asserting Control over the Collateral.

            (g) Borrower hereby appoints Lender, with full power of substitution, its true and lawful attorney-in-fact for Borrower in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record all documents and instruments necessary or advisable to accomplish the purposes of Section 7 of this Agreement. The power of attorney set forth in this subsection is a special power of attorney coupled with an interest and is irrevocable.

            10. EVENTS OF DEFAULT; REMEDIES.

            (a) The occurrence of one or more of the following shall constitute an "EVENT OF DEFAULT" under this Agreement:

            (i) Borrower shall commence a voluntary case or other proceeding involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            (ii) any involuntary case or other proceeding shall be commenced against Borrower involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days;

            (iii) Borrower shall fail to pay the principal amount of the Loan when due;

            (iv) Borrower shall fail to pay any interest owed with respect to the Loan or any other fees or payments owed under this Agreement or shall fail to transfer any Eligible Collateral, in each case when due, if such failure is not cured within three Business Days after the applicable date such payment or transfer is due;

            (v) Borrower shall fail to perform or observe any covenant or agreement herein (other than a failure described in clauses (iii) or (iv)), if such failure is not cured within 30 days after receipt by Borrower from Lender of notice of such failure;

            (vi) Any representation or warranty of Borrower hereunder is or shall be incorrect in any material respect when made; or

            (vii) Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any outstanding single Debt of Borrower (but excluding outstanding Debt arising hereunder) in a principal amount of US$50,000,000 or more, when and as the same shall become due and payable (after expiration of any applicable grace period specified in any instrument or agreement evidencing or governing such Debt), or (ii) default in the observance or performance of any other term, covenant, condition or agreement contained in any instrument or agreement evidencing or governing any such Debt, or any such term, covenant, condition or agreement shall fail to be satisfied, if, as a result of any such default or failure referred to in this clause (ii), such Debt has become or has been declared due prior to its stated maturity.

            (b) If an Event of Default pursuant to clause (a)(i) or (a)(ii) above shall occur with respect to Borrower, unless the Loan shall have previously matured, the unpaid Outstanding Principal Amount, together with accrued and unpaid interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; PROVIDED that Lender may, by notice to Borrower, rescind such acceleration.

            (c) If an Event of Default other than an Event of Default subject to subsection (b) above shall occur and be continuing, Lender shall be entitled, by notice to Borrower, to declare the Outstanding Principal Amount, together with accrued and unpaid interest thereon, to be immediately due and payable, whereupon such amounts shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

            (d) If the Outstanding Principal Amount becomes immediately due and payable pursuant to subsections (b) or (c) above, then unless all Obligations shall have been paid in full, Lender may (in addition to its other rights or remedies hereunder or otherwise) exercise one or more of the following remedies:

            (i) all rights and remedies available to a secured party under applicable law with respect to the Collateral;

            (ii) the right to transfer into Lender's name, or into the name of its nominee or nominees or otherwise as Lender directs, all or any portion of the Collateral, and thereafter receive all cash dividends and other distributions, payments, substitutions or other consideration paid or delivered thereon, exercise voting rights with respect thereto, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof;

            (iii) the right to setoff any amounts payable by Borrower hereunder against any Collateral or the cash equivalent of any Collateral held by Lender (or any obligation of Lender to return that Collateral); and

            (iv) the right to liquidate any Collateral held by Lender through one or more public or private sales with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of Borrower, including any equity or right of redemption by Borrower (with Lender having the right to purchase any or all of the Collateral to be sold) and to apply the proceeds (or the cash equivalent thereof) from the liquidation of the Collateral to any amounts payable by Borrower with respect to any obligations hereunder in such order as Lender may elect.

            Notwithstanding anything to the contrary herein, Lender's rights with respect to any Pledged Shares pursuant to this subsection (d) or otherwise shall be subject to the Underlying Equity Restrictions, if any, that are then applicable to such Pledged Shares.

            Each party acknowledges and agrees that Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, Borrower is not entitled to prior notice of any sale of that Collateral by Lender, except any notice that is required under applicable law and cannot be waived. Borrower acknowledges that a sale of the Collateral on a national securities exchange, or in the over-the-counter market in whole or in lots, will not be commercially unreasonable. Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of Lender's rights in and to the Collateral.

            (e) Borrower shall remain liable for any amounts remaining unpaid hereunder after liquidation, setoff and/or application of Collateral pursuant to this Section 10.

            (f) Lender shall transfer to Borrower any Collateral remaining after any such liquidation, setoff and/or application after satisfaction in full of all Obligations.

            11. INCREASED COSTS.

            If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Lender and Lender determines that the rate of return on its capital as a consequence of the Loan is reduced to a level below that which Lender could have achieved but for the occurrence of any such circumstance, then Borrower shall pay to Lender additional amounts sufficient to compensate Lender for such reduction in the rate of return within thirty days of the delivery to Borrower of a certificate of Lender setting forth such additional amounts and specifying in reasonable detail the basis for such amounts and the method of computation thereof. Such certificate shall be conclusive and binding absent manifest error.

            12. COSTS AND EXPENSES.

            Following the occurrence of an Event of Default, Borrower shall pay to Lender, on demand, all costs and expenses (including reasonable fees and expenses of counsel) incurred by Lender in connection with protecting, preserving or enforcing its rights under or in respect of this Agreement, including, without limitation, with respect to the Collateral.

            13. INDEMNITY.

            To the extent permitted by law, but without duplication of other amounts payable hereunder, Borrower agrees to indemnify and hold harmless Lender and its directors, officers, employees and agents ("INDEMNITEES") from and against any and all liabilities, losses, damages, costs and expenses of any kind or nature (including, without limitation, in respect of or for reasonable fees and expenses of counsel) incurred or suffered by the Indemnitees, or any of them, arising out of, in connection with, or relating to the breach by Borrower of any provision hereunder or the failure of any representation by Borrower hereunder to have been true and correct when made. Borrower's obligations under this section shall survive the payment in full of the Loan and the termination of this Agreement.

            14. NOTICES.

            All communications hereunder will be in writing and effective only upon receipt and, if sent to Borrower, will be mailed, delivered or telefaxed to Salomon Brothers International Limited, Victoria Plaza, 111 Buckingham Palace Road, London SW1W 0SB, England, Attention: Cathy Munro, Facsimile:
44-20-7721-2830, with a copy to Guarantor at Salomon Smith Barney Holdings Inc., 388 Greenwich Street, 38th Floor, New York, New York 10013, United States,
Attention: Joseph Martinelli, Facsimile: 212-816-2250; or if sent to Lender, will be mailed, delivered or telefaxed to Banco Santander Central Hispano S.A., Santander House, 100 Ludgate Hill, London EC4M 7RE, Attention: Brian Watts or Steve Wahnon, Facsimile: 44-20-7332-7421, or in either case to such other address as to which either party shall notify the other in writing from time to time.

            15. MISCELLANEOUS.

            (a) COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by facsimile transmission), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            (b) APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

            (c) SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

                  (i) Each party hereby irrevocably submits to the exclusive jurisdiction of U.S. federal and state courts in the Borough of Manhattan, New York City, for the purpose of any action, suit or proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby ("Proceedings").

                  (ii) Each party hereby irrevocably waives any objection which it may have at any time to the laying of venue of any Proceedings in the courts referred to in clause (i) above, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object with respect to such Proceedings that such courts do not have jurisdiction over it.

                  (iii) Each party hereby agrees that process may be served against it in any Proceeding by sending the same by first class mail, return receipt requested, or by overnight courier service, to the address of such party specified pursuant to Section 14.

            (d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ACTIONS OF BORROWER OR LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

            (e) ASSIGNMENTS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors. Neither party may assign or transfer its rights or obligations hereunder, PROVIDED THAT Lender may assign its rights hereunder to any of its affiliates, subject to any consents required under the Disposition Agreement.

            (f) ENTIRE AGREEMENT. This Agreement together with the Custodial Undertaking, forms the entire agreement as to the Loan and other matters covered herein and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. The provisions of this Agreement may only be amended if such amendment is in writing and signed by both parties.

            (g) AMENDMENT. No amendment or modification in respect of this Agreement will be effective unless in writing and executed by each of the parties.

            (h) WAIVERS. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights and remedies provided by law.

            (i) SEVERABILITY. If at any time any provision hereof is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          SALOMON BROTHERS INTERNATIONAL
                                            LIMITED, as Borrower


                                          By: /s/ PETER RAE
                                             -----------------------------------
                                             Name:  Peter Rae
                                             Title:  Senior Vice President


                                          BANCO SANTANDER CENTRAL HISPANO
                                            S.A., as Lender


                                          By: /s/ STEVEN WAHNON
                                             -----------------------------------
                                             Name:  Steven Wahnon
                                             Title:  Senior Manager


                                          By: /s/ JIM INCHES
                                             -----------------------------------
                                             Name:  Jim Inches
                                             Title:  Senior Manager